UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 17, 2013

Cliffs Natural Resources Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	1-8944	34-1464672
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

200 Public Square, Suite 3300, Cleveland, Ohio		44114-2315
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	216-694-5700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the announcement of the retirement of Joseph A. Carrabba from his position as president and chief executive officer of Cliffs Natural Resources Inc. (the "Company"), as previously reported on Form 8-K filed on July 12, 2013, the Company and Mr. Carrabba entered into a separation agreement on July 17, 2013 (the "Agreement"). Under the Agreement, at the time of Mr. Carrabba’s retirement, subject to Mr. Carrabba’s execution of a general release of claims, Mr. Carrabba will be entitled to receive certain benefits, including a cash payment equal to the sum of two years of base salary and incentive bonus at target; an additional cash payment related to a bonus for which he is eligible under our Executive Management Performance Incentive Plan for 2013; and continued coverage for medical benefits for Mr. Carrabba and his eligible dependents under the Company’s health care plan for active employees up to the earlier of the date in which Mr. Carrabba or his eligible dependent fails to pay his or her share of the coverage costs, Mr. Carrabba reaches age 65 (however, his wife will be eligible to participate in the Company’s "access only" retiree medical plan until she attains age 65), or the death of Mr. Carrabba or his eligible dependent. Mr. Carrabba also will vest in his strategic initiative equity grants on the later of December 31, 2013 or the effective date of his release, and the number of shares to be paid will be no less than the target number and no greater than the maximum number of shares. He will vest in a prorated portion of each of his restricted share unit awards and performance share awards (in accordance with the terms of the awards). In addition, as an employee of the Company who has attained the age of 55 with five years of service, he is entitled to receive benefits, subject to the pertinent plans, under the Company’s retirement plan. The Agreement includes non-solicitation, non-disclosure and non-disparagement undertakings by Mr. Carrabba.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cliffs Natural Resources Inc.

July 23, 2013	By:	/s/ Carolyn E. Cheverine

Name: Carolyn E. Cheverine
Title: Vice President, General Counsel & Secretary